Exhibit 10.64

NINTH AMENDMENT TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

TPG/CALSTRS, LLC

THIS NINTH AMENDMENT TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF TPG/CALSTRS, LLC (this "Amendment") is entered into as of October 19, 2010, by and between CALIFORNIA STATE TEACHERS' RETIREMENT SYSTEM, a public entity ("Investor"), and THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership ("Operator").

RECITALS

A. Investor and Operator, as the sole members of TPG/CalSTRS, LLC, a Delaware limited liability company (the "Company"), entered into that certain Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of October 13, 2004, as amended by that certain First Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of June 8, 2006, that certain Second Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of May 25, 2007, that certain Third Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of February 1, 2008, that certain Fourth Amendment to Second Amended and Restated Operating Agreement dated as of November 5, 2008, that certain Fifth Amendment to Second Amended and Restated Operating Agreement dated as of October 30, 2009, that certain Amended and Restated Sixth Amendment to Second Amended and Restated Operating Agreement dated as of February 19, 2010, that certain Seventh Amendment to Second Amended and Restated Operating Agreement dated as of May 6, 2010, and that certain Eighth Amendment to Second Amended and Restated Operating Agreement dated as of July 6, 2010 (collectively, the "Agreement"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

B. The Percentage Interests of Investor and Operator in the Company as of the date hereof are 75% and 25%, respectively.

C. One of the Projects owned by the Company is that certain office complex commonly known as Centerpointe I and II, located at 4000 and 4050 Legato Road, Fairfax, Virginia (the "Centerpointe Project"). This Amendment affects solely the terms and conditions of the Agreement as they relate to the Centerpointe Project.

D. The Company has entered into agreements with two of its lenders to retire, at a discount, certain debt (the "Mezzanine A & B Debt") with an aggregate outstanding principal balance of $46,617,556 ("Benchmark Amount"). The Mezzanine A & B Debt encumbers the membership interests in certain Title Holding Subsidiaries of the Company that directly or indirectly own the Centerpointe Project. In connection with the retirement of the Mezzanine A & B Debt, the Company requires additional contributions from the Members. The holder of the Mezzanine C Loan has required, as part of the modification of the Mezzanine C Loan, that the capital used to retire the Mezzanine A & B Debt be considered additional equity in the Centerpointe Project. The Members have agreed that such additional contributions shall be contributed in percentages different from the Percentage Interests and that the terms and conditions governing contributions and distributions solely with respect to the Centerpointe Project shall be governed by this Amendment.

E. Effective as of the date hereof, Investor and Operator are establishing a separate capital interest within the Company for purposes of retiring the Mezzanine A & B Debt upon the terms set forth herein (the "Centerpointe Additional Interest").

F. The term "Percentage Interests" of the Members shall continue to have the same meaning as prior to this Amendment for all purposes (i.e.: 75% with respect to Investor and 25% with respect to Operator).

G. In connection therewith, Investor and Operator wish to further amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor and Operator hereby agree as follows:

    Centerpointe Additional Interest

      On the execution hereof, the Members shall make additional contributions to the Company in the total amount of forty million dollars ($40,000,000) for purposes of fully retiring the Mezzanine A & B Debt and such additional contributions shall be made 95% by Investor and 5% by Operator (the "Centerpointe Additional Interest Percentages").

      In exchange for the additional contributions described in Section 1(a) above, Investor and Operator have established the Centerpointe Additional Interest, which shall be entitled to the rights and benefits, and subject to the obligations, described in this Amendment.

      The Centerpointe Additional Interest confers upon the holders thereof no management rights with respect to the Company, separate and apart from the rights such holders have as the holders of the Original Interests.

      The holders of the Centerpointe Additional Interest shall receive distributions from the Project Available Cash as Centerpointe Additional Interest Return. The Centerpointe Additional Interest Return shall be distributed to the Members in accordance with Section 6.02(e)(i)(a), 6.02(e)(ii)(a) and 6.02(e)(iii) of the Agreement. The holders of the Centerpointe Additional Interest shall also be entitled to distributions of Capital Proceeds with respect to the Centerpointe Project as provided in Section 6.02(e)(ii)(c) of the Agreement.

      Nothing in this Amendment shall increase or decrease the maximum capital contributions required to be made by any Member to the Company.

    Centerpointe Additional Interest Reconciliation.

      Prior to February 9, 2012, Operator has the right to increase its Centerpointe Additional Interest Percentage to 25%, and commensurately reduce Investor's Centerpointe Additional Interest Percentage to 75%, by contributing to the Company an amount equal to 20% of the Benchmark Amount ("Reconciling Contribution") or nine million three hundred twenty three thousand five hundred eleven dollars ($9,323,511). Any Reconciling Contribution made by Operator must be in the full amount of 20% of the Benchmark Amount, and Operator shall have no right to make a partial Reconciling Contribution. Upon receiving the Reconciling Contribution, the Company shall make a special distribution in cash to Investor in the amount of the Reconciling Contribution (the "Reconciling Distribution").

      Operator shall notify Investor in writing no later than January 10, 2012 if it intends not to make the Reconciling Contribution by February 9, 2012. Such notice shall specify to Investor its options under Section 2(c) below.

      If Operator has not made the Reconciling Contribution on or before February 9, 2012, then, provided no Event of Default with respect to Investor then exists, Investor shall have the right, on or before May 9, 2012, to unilaterally call on behalf of the Company for the Reconciling Contribution from Operator to the Company. During such period, Investor may deliver written notice to Operator either calling for the Reconciling Contribution from Operator to the Company, or alternatively, indicating that Investor has elected not to require the Reconciling Contribution. The absence of delivery of written notice by Investor pursuant hereto shall be deemed Investor's election to call for the Reconciling Contribution effective on May 9, 2012. Operator shall fund the Reconciling Contribution within 15 days of (i) the date of Investor's written notice therefor or, (ii) in the case of deemed notice, May 9, 2012, as applicable. Upon receiving the Reconciling Contribution, if any, the Company shall make the Reconciling Distribution to Investor.

      Upon Operator making the Reconciling Contribution and Investor receiving the Reconciling Distribution, the Centerpointe Additional Interest (but not any accrued and unreturned Centerpointe Additional Interest Return) shall terminate, and the capital contributions theretofor made with respect to the Centerpointe Additional Interest shall then be treated the same as capital contributions provided for in the Agreement, as more particularly described in Section 6 below.

      If Operator has not made the Reconciling Contribution on or before February 9, 2012, and Investor has elected in writing not to require Operator to make the Reconciling Contribution, then the Centerpointe Additional Interest shall continue to exist and the Members shall retain their Centerpointe Additional Interest Percentages in the Centerpointe Additional Interest. The Centerpointe Additional Interest Return shall continue to accrue and be distributed to the holders of the Centerpointe Additional Interest, and the holders of the Centerpointe Additional Interest shall receive distributions of Capital Proceeds from the Centerpointe Project in accordance with Section 6.02(e)(ii)(c) of the Agreement.

    Other Additional Contributions.

      Notwithstanding anything to the contrary herein, following the funding of the additional contributions to establish the Centerpointe Additional Interest pursuant to Section 1(a) above and except for any Reconciling Contribution made pursuant to Section 2 above, the Members shall fund Additional Contributions for the Centerpointe Project, as required in accordance with the Agreement, pro rata in accordance with their Percentage Interests. Additional Contributions funded for the Centerpointe Project from and after the date hereof, excluding additional contributions made in accordance with Section 1(a) above or Section 2 above, shall hereinafter be referred to as "Centerpointe New Equity").

      For purposes of Sections 4.03(b) and 2.09(d) of the Agreement, with respect to any indemnification obligation arising out of or relating to the Centerpointe Project, the "Latest Distributions" shall mean the "Latest Distributions" solely with respect to the Centerpointe Project.

      Any Additional Contributions required to be made to the Company with respect to any Project other than the Centerpointe Project shall be made in accordance with the provisions of the Agreement, without regard to this Amendment.

    Failure to Make Capital Contributions.

      If either of the Members fails to contribute any portion of its share of a required capital contribution relating to the Centerpointe Project with respect to either its Original Interest, its Centerpointe New Equity or its Centerpointe Additional Interest, including, without limitation the Reconciling Contribution by Operator in accordance with Section 2(c) above, then the remedies provided for in Section 4.06 of the Agreement shall apply to the Original Interests.

      For the avoidance of doubt, subject to the provisions of this Section 4, the remedies set forth in Section 4.06 of the Agreement shall apply to amounts required to be funded pursuant to this Amendment regardless of whether they are termed "Additional Contributions". Where "Additional Contributions" is referenced in Section 4.06 of the Agreement, for purposes of this Section 4, such reference shall include any amounts required to be funded in accordance with this Amendment.

      With respect to a default by Operator in making the Reconciling Contribution, Section 4.06(a)(i) of the Agreement shall not apply. Further, in implementing the provisions of Section 4.06(a)(ii) of the Agreement, by forgoing the Reconciling Distribution, Investor shall be deemed to have funded the Shortfall Amount to the Company, and the Percentage Interests of the Members shall be adjusted in accordance with the provisions of such section.

    Distributions with Respect to Centerpointe Project.

      Section 6.02(e) is hereby added to the Agreement:

    6.02(e) The provisions of this Section 6.02 hereof are hereby modified such that:

    (i) All distributions of Project Available Cash solely with respect to the Centerpointe Project shall be distributed as follows:

    (a) first, to the holders of the Centerpointe Additional Interest prorata in accordance with their respective Centerpointe Additional Interest Percentages, an amount equal to their accrued and unpaid Centerpointe Additional Interest Return;

    (b) thereafter to Operator and Investor in accordance with Section 6.02(a) above.

    (ii) All distributions of Capital Proceeds solely with respect to the Centerpointe Project shall be distributed as follows:

    (a) first, to the holders of the Centerpointe Additional Interest prorata in accordance with their respective Centerpointe Additional Interest Percentages, an amount equal to their accrued and unpaid Centerpointe Additional Interest Return;

    (b) second, to the Members prorata in proportion to their respective Percentage Interests, until there shall have been distributed to each Member pursuant to this Section 6.02(e)(ii)(b) an amount equal to its Centerpointe New Equity, which distributions made under this subsection shall be deducted from distributions of Unreturned Investor Capital pursuant to Section 6.02(b)(i) so as not to return the Centerpointe New Equity more than once;

    (c) third, if the Centerpointe Additional Interest has not been terminated, to the holders of the Centerpointe Additional Interest in proportion to their respective Centerpointe Additional Interest Percentages, until there shall have been distributed to the holders of the Centerpointe Additional Interest pursuant to this Section 6.02(e)(ii)(c) an aggregate amount equal to the Benchmark Amount; and

    (d) fourth, to Operator and Investor in accordance with Section 6.02(b) and (c) above.

    (iii) Notwithstanding anything to the contrary set forth in Section 6.02(e)(ii) above, if the Centerpointe Additional Interest has terminated prior to a refinancing, the disposition or other capital event with respect to the Centerpointe Project, then the Capital Proceeds from such capital event with respect to the Centerpointe Project shall be distributed to Operator and Investor in accordance with Section 6.02(b) and (c) above following the distribution of all accrued and unpaid Centerpointe Additional Interest Return.

    Certain Defined Terms.

      Prior to the termination of the Centerpointe Additional Interest, if any, the capital contributions and distributions with respect to the Centerpointe Additional Interest shall not be included in the calculation of "Unreturned Investor Capital". Nor shall capital contributions and distributions with respect to the Centerpointe Additional Interest (so long as it is outstanding) be included in the calculation of the following terms (as defined in Exhibit "B" to the Agreement): "Contributions of the Investor", "Distributions to the Investor,", the "Company IRR Deficiency", the "Project IRR Deficiency" or the "IRR Deficiency". The Centerpointe Additional Interest (so long as it is outstanding) shall be disregarded for the purposes of Exhibit B.

      If the Centerpointe Additional Interest terminates, then all capital contributions and distributions with respect to the Centerpointe Additional Interest, including the Reconciling Contribution and the Reconciling Distribution, shall be included in the calculations of all of the foregoing terms. Without limiting the foregoing, capital contributions theretofore made with respect to the Centerpointe Additional Interest, to the extent not yet returned, shall be deemed included in Unreturned Investor Capital and shall commence to accrue preferred return for the purposes of Section 6.02(a)(i).

      For the avoidance of doubt, for purposes of Exhibit B, the Centerpointe New Equity and distributions relating thereto will at all times be included and used to calculate "Contributions of the Investor," "Distributions to the Investor," the "Company IRR Deficiency," the "Project IRR Deficiency" or the "IRR Deficiency" as well as "Investor Unreturned Capital," subject to Section 6.02(e)(ii)(a), and preferred return on Investor Unreturned Capital.

    Distributions upon Dissolution. Section 9.02(d) of the Agreement is hereby deleted and replaced in its entirety with the following:

    "9.02(d) Thereafter, subject to Section 6.02(c) and 6.04 hereof:

    (i) With respect to the CNP Project, in accordance with Section 6.02(d) hereof;

    (ii) With respect to the Centerpointe Project, in accordance with Section 6.02(e)(ii) or (iii) hereof, as applicable; and

    (iii) With respect to all other Projects, in accordance with Section 6.02(b) hereof."

    Allocations of Profits and Losses. Without modifying any provisions of Exhibit "C" to the Agreement except as provided in Section 9 of this Amendment, allocations of profits and losses set forth in Exhibit "C" to the Agreement shall be implemented in a manner to take into account the modifications set forth in this Amendment.

    Centerpointe COD Income. The following new Section 2.9 is hereby added to Exhibit C to the Agreement:

    Section 2.9 COD Income Arising from Discounted Retirement of Mezzanine A & B Debt; Election Under Section 108(i) of the Code. The Members recognize and agree that the discounted retirement of the Mezzanine A & B Debt described in Recital D of the Ninth Amendment will result in the recognition of cancellation of indebtedness ("COD") income by the Company. This Agreement does not specify how such COD income is to be allocated. Instead the Tax Matters Partner shall cause the Company's accountants to allocate the COD income in accordance with applicable income tax laws and regulations. The Operator has requested that the Company make the election described in Section 108(i) of the Code and Section 4.01 of Revenue Procedure 2009-37, 2009-36 I.R.B. (the "Centerpointe Section 108(i) Election") with respect to all or such portion, to be determined by Operator in its sole discretion and communicated to the Company in a timely manner, of the COD income that is ultimately to be allocated to Operator as provided in the immediately preceding sentence (the "Operator's Deferred Centerpointe COD Income Amount"). The Operator has further requested that the Company apportion the entire Operator's Deferred Centerpointe COD Income Amount to the Operator as permitted in Section 4.12 of Revenue Procedure 2009-37. The Management Committee has agreed to accommodate the Operator's requests by (i) causing the Company, to make the Centerpointe Section 108(i) Election with respect to Operator's Deferred Centerpointe COD Income Amount as described above, and (ii) causing the Company to allocate the entire Operator's Deferred Centerpointe COD Income Amount as described above. The Operator understands and agrees that the Company will not make any election under Section 108(i), or otherwise allocate any COD income that is subject to Section 108(i), with respect to all or any portion of the COD income that is not the Operator's Deferred Centerpointe COD Income Amount. By executing the Ninth Amendment the Operator further agrees as follows: (i) that it will indemnify, defend and hold the Company, Investor and Investor's Constituents harmless from and against any and all tax, economic or other consequences resulting from the Centerpointe Section 108(i) Election; (ii) that it will furnish to the Company in a timely manner all information requested by the Company in connection with making the Centerpointe Section 108(i) Election or complying at any time with Section 108(i), Revenue Procedure 2009-37 or any other relevant Federal, state or local income tax law or procedure; (iii) that it will assist the Company in complying with all relevant procedures prescribed by the Internal Revenue Service or any relevant state or local income tax authority, including the election procedures and the annual information statements that are described in Sections 4 and 5, respectively, of Revenue Procedure 2009-37; and (iv) that it will reimburse the Company for any and all additional accounting, legal or compliance costs associated with (x) making the Centerpointe Section 108(i) Election or for maintaining and keeping the records required in connection with the Centerpointe Section 108(i) Election so made, (y) filing any future returns, documents, elections or forms in connection with the Centerpointe Section 108(i) Election so made and (z) dealing with any and all income tax authorities, audits, contests or litigation in connection with the Centerpointe Section 108(i) Election so made.

    Definitions. The following new definitions are hereby added to Exhibit "A" to the Agreement in their appropriate alphabetical order:

    "Additional Interest Return Expiration Date" means the earlier of (i) February 9, 2012, (ii) the date on which the Centerpointe Additional Interest is terminated in accordance with Section 2(c) of the Ninth Amendment and (iii) the date on which the Benchmark Amount has been distributed to the holders of the Centerpointe Additional Interest in accordance with Section 6.02(e)(ii)(c).

    "Benchmark Amount" shall have the meaning ascribed thereto in Recital D of the Ninth Amendment.

    "Centerpointe Additional Interest" shall have the meaning ascribed thereto in Recital E of the Ninth Amendment.

    "Centerpointe Additional Interest Percentages" means 95% with respect to Investor and 5% with respect to Operator.

    "Centerpointe Additional Interest Return" means a cumulative return at the Centerpointe Additional Interest Return Rate on the Benchmark Amount, accruing from the date hereof until the Additional Interest Return Expiration Date.

    "Centerpointe Additional Interest Return Rate" means LIBOR plus 1.966% per annum, compounded monthly.

    "Centerpointe New Equity" shall have the meaning ascribed thereto in Section 3(a) of the Ninth Amendment.

    "Centerpointe Project" shall have the meaning ascribed thereto in Recital C of the Ninth Amendment.

    "Centerpointe Section 108(i) Election" is defined in Exhibit "C".

    "LIBOR" shall have the meaning ascribed thereto in the Loan Agreement, dated as of January 31, 2007 (as amended), between TPG-Centerpointe, LLC, as borrower, and UBS Real Estate Securities Inc., as lender, regarding the senior mortgage loan encumbering the Centerpointe Project, which stall be determined by the current holder of such senior mortgage loan or its loan servicer.

    "Mezzanine A & B Debt" shall have the meaning ascribed thereto in Recital D of the Ninth Amendment.

    "Mezzanine C Loan" shall refer to the loan made pursuant to that certain Mezzanine Loan Agreement (Mezzanine Loan C) between TPG-Centerpointe Mezzanine 3, LLC as Borrower and UBS Real Estate Securities Inc. as lender dated October 15, 2007 as amended by the First Amendment to Loan Agreement (Mezzanine C) dated October 19, 2010.

    "Ninth Amendment" means that certain Ninth Amendment to the Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC dated as of October 19, 2010.

    "Operator's Deferred Centerpointe COD Income Amount" is defined in Section 2.9 of Exhibit C.

    "Original Interests" shall mean the interests of Investor and Operator in the Company both (i) as they relate to the CNP Project arising prior to the Eighth Amendment and to the Centerpointe Project arising prior to this Amendment (as opposed to (a) the CNP Additional Interest created by the Eighth Amendment and (b) the Centerpointe Additional Interest created by this Amendment), and (ii) as they relate to all assets of the Company other than the CNP Project and the Centerpointe Project.

    "Reconciling Contribution" shall have the meaning ascribed thereto in Section 2(a) of the Ninth Amendment.

    "Reconciling Distribution" shall have the meaning ascribed thereto in Section 2(a) of the Ninth Amendment.

    Miscellaneous.

      Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement remain unmodified and in full force and effect. Except as expressly set forth herein, the terms governing the Centerpointe Additional Interest shall be the same as those governing the Original Interests.

      Each individual executing this Amendment on behalf of an entity hereby represents and warrants to the other party or parties to this Amendment that (a) such individual has been duly and validly authorized to execute and deliver this Amendment on behalf of such entity; and (b) this Amendment is and will be duly authorized, executed and delivered by such entity.

      This Amendment may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page. This Amendment shall be deemed executed and delivered upon each party's delivery of executed signature pages of this Amendment, which signature pages may be delivered electronically or by facsimile with the same effect as delivery of the originals.

[signatures begin on next page]

IN WITNESS WHEREOF, Investor and Operator have executed this Amendment as of the day and year first above written.

"Investor"

CALIFORNIA STATE TEACHERS'
RETIREMENT SYSTEM, a public entity

By: /s/ Christopher J. Ailman
Name: Christopher J. Ailman

Title: Chief Investment Officer

"Operator"

THOMAS PROPERTIES GROUP, L.P., a
Maryland limited partnership

By: THOMAS PROPERTIES GROUP,

INC., a Delaware corporation,

General Partner

By: /s/ John R. Sischo

Name: John R. Sischo

Title: Vice President